Associated Banc-Corp

News Release

For more information:

Cindy Moon-Mogush, Corporate Communications

920-431-8034

Associated Acquires First National Bank of Hudson

GREEN BAY, Wis. – June 1, 2007 – After receiving approval from the Federal Reserve, Associated Banc-Corp (NASDAQ:ASBC) has acquired First National Bank of Hudson. The acquisition closed today.

The combined company will expand Associated’s presence in both Western Wisconsin and in the Twin Cities metro area in Minnesota. With the locations added through the acquisition, Associated will have 26 offices in the greater Twin Cities area and 35 total when including all Minnesota and Hudson area locations.

“This acquisition adds to the strong foundation already established by Associated in Western Wisconsin and the Twin Cities metro area,” said Paul S. Beideman, chairman and CEO of Associated. “This business combination will make Associated even more convenient for our customers in this rapidly growing and dynamic area. First National Bank customers will be pleased by Associated’s additional branches and ATM locations and an expanded offering of services.”

First National Bank, based in Woodbury, Minn., is a $0.4 billion community bank with eight banking locations. Established in 1863, the bank has served customers for 144 years.

Associated and First National Bank employees are working together to combine the operations of the two banks, which is expected to be formally completed later this month.

Ken Heiser, the president and CEO of First National Bank, is continuing with Associated, serving as Hudson market president.

“As we near the completion of the merger of our companies, the benefits of the consolidation are becoming even more obvious,” said Heiser. “I continue to be very excited about the added services and convenience that will soon be available to our customers.”

Associated Bank is part of Associated Banc-Corp, headquartered in Green Bay, Wis., a diversified bank holding company with total assets of $21 billion. Associated has approximately 300 banking offices serving more than 180 communities in Minnesota, Wisconsin and Illinois. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.